Exhibit (d)(22)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of July 16, 2014, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Franklin Advisory Services, LLC, a Delaware limited liability company (“Franklin Advisory” or “Adviser”).

FMG LLC and Franklin Advisory (collectively, “Parties”) agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. Name Change. Effective May 1, 2014, the name of EQ/AXA Franklin Small Cap Value Core Portfolio was changed to AXA/Franklin Small Cap Value Managed Volatility Portfolio.

2. Removed Portfolio. All references to Multimanager Small Cap Value Portfolio are hereby removed from the Agreement.

3. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to AXA/Franklin Small Cap Value Managed Volatility Portfolio.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5 Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		FRANKLIN ADVISORY SERVICES, LLC

By:	/s/ Steven M. Joenk	By:	/s/ William J. Lippman
	Steven M. Joenk		Name: William J. Lippman
	Chairman, Chief Executive Officer and President		Title: President

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

FRANKLIN ADVISORY SERVICES, LLC

Portfolio*	Annual Advisory Fee Rate
AXA/Franklin Small Cap Value Managed Volatility Portfolio*	0.60% of the Portfolio’s average daily net assets up to and including $200 million;

0.52% of the Portfolio’s average daily net assets in excess of $200 million and up to and including $500 million;

0.50% of the Portfolio’s average daily net assets in excess of $500 million

*	The Portfolio has been designated a “multi-advised portfolio” and Franklin Advisory Services, LLC receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.